SECOND AMENDED SCHEDULE B

TO THE CUSTODY AGREEMENT

FUND PORTFOLIOS

JOHCM INTERNATIONAL SELECT FUND

JOHCM EMERGING MARKETS OPPORTUNITIES FUND

JOHCM GLOBAL EQUITY FUND

JOHCM INTERNATIONAL SMALL CAP EQUITY FUND

JOHCM ASIA EX-JAPAN

JOHCM EMERGING MARKETS SMALL MID CAP EQUITY FUND

JOHCM US SMALL MID CAP EQUITY FUND

Effective: September 9, 2014

Advisers Investment Trust		The Northern Trust Company

By:	/s/ Dina Tantra	By:	/s/ Scott Denning
Title: President		Title:	Senior Vice President